Exhibit 99.1

MISTRAS Announces Fourth Quarter and Full Year 2021 Results
Continued Top-Line Growth and Significantly Improved Bottom-Line Annual Operating Performance
2021 Revenue Increase of 14.3% organically
2021 Operating Income of $18.2 million, a substantial increase from the prior year
Ongoing deleveraging, with $16.3 million of full year debt repayments, and total debt decrease to $202.6 million

PRINCETON JUNCTION, N.J., March 9, 2022 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its fourth quarter and year ended December 31, 2021.

Highlights of the Fourth Quarter 2021*
•Revenue of $171.2 million, an increase of 6.5%
•Net cash from operating activities of $19.8 million and free cash flow of $16.5 million
•Reduction in total gross debt of $13.3 million

Highlights of the Full Year 2021*
•Revenue of $677.1 million, an increase of 14.3% of organic growth
•Gross profit of $197.1 million, up 10.4% with gross profit margin of 29.1%
•SG&A expenses of $161.3 million, up 2.7% due to the reversal of remaining COVID-19 temporary cost reductions in August 2021
•Operating income before special items of $22.3 million
•Net income of $3.9 million
•Adjusted EBITDA of $63.0 million, up 21.4%; Adjusted EBITDA Margin of 9.3%, up 50 bps
* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

Fourth quarter 2021 revenue growth of 6.5% came in at the high end of the range anticipated by the Company, after its third quarter outlook commentary. Fourth quarter 2021 gross profit was essentially flat with the year ago period, primarily due to higher benefit costs in the current year period and lower wage subsidies received than in the prior year period. Selling, general and administrative expenses in the fourth quarter of 2021 were $42.8 million, up from $40.5 million in the fourth quarter of 2020, due to the reversal of remaining COVID-19 temporary cost reductions in August 2021, which had been initially implemented in 2020.

Full year revenue growth in 2021 of 14.3% reflects continued recovery in the Company’s primary end markets including Energy (Oil and Gas and Power Generation) and Other Process Industries. For the full year 2021, gross profit increased $18.6 million or 10.4%, with gross profit margin of 29.1% compared to 30.1% in the prior year. On a full year basis in 2021, selling, general and administrative expenses were up just 2.7%, despite the significant revenue increase and the reversal of temporary COVID-19 cost reductions. Net income was $3.9 million for the full year 2021, compared to a net loss in 2020. Adjusted EBITDA was $63.0 million for 2021, an increase of 21.4% as compared to $51.9 million for full year 2020.

Chief Executive Officer Dennis Bertolotti commented, “We met both our top and bottom-line financial expectations for the year. In the fourth quarter, we continued approaching pre-pandemic levels of performance, especially in our Energy markets, where strong energy prices led to more stable demand for our services. As our core markets continue to recover, they are also adapting by developing new technologies and products to meet the demands of the ever-changing environment. MISTRAS is evolving with these markets, and we expect to continue to outpace the growth of our markets, by offering innovative technologies and solutions that meet the demanding needs of our customers. Our continued focus on controlling overhead has also led to a significant improvement in our operating results, as evident by our significant increase in operating income before special items by over 200% in 2021 compared to 2020, despite the higher costs and lower wage subsidies in the current year. We also effectively managed our working capital in 2021 and were able to reduce our days sales outstanding to just under 60 days, which is our lowest level in over three years. I was particularly pleased with our free cash flow generation in the fourth quarter of $16.5 million, which was well over 100% of adjusted EBITDA in the quarter. The strength of the fourth quarter increased our annual free cash flow to $23.0 million, for a 36.5% conversion of free cash flow to adjusted EBITDA**. I expect that we will return to our historical level of an approximate 50% conversion rate in 2022.”

Mr. Bertolotti additionally commented on the Company’s progress noting, “I am very pleased with the ongoing recovery in our core business throughout 2021; we are gradually rebounding back towards a pre-pandemic level of activity. Our recently launched data solutions offerings are also developing nicely, including our MISTRAS OneSuite™ software ecosystem. This expanding application provides customers with a single-access portal for cross-functional data activities and includes access to over 85 integrated applications, all on one centralized, inter-connected and secured platform. We implemented OneSuite at nearly 100 customer sites in 2021 and installed over 1,000 individual subscriptions. These inaugural users are currently executing several million processes per month within the related applications, and we anticipate further expansion of OneSuite utilization throughout 2022.”

Mr. Bertolotti further continued, “I am also very pleased with the ongoing development of our Sensoria™ Wind Blade Monitoring and Sensoria Insights Web Portal, which provides real-time detection and visualization of wind turbine blade damage, utilizing our recently patented wind turbine blade monitoring systems. We are currently working on our proof of concept for this initiative on several dozen wind turbines, and we anticipate further commercial wins in the later part of 2022. We anticipate monitoring up to 100 wind turbines by the end of 2022 and expanding our capacity to allow for the ability to monitor up to 1,000 wind turbines by the end of 2023. Both OneSuite and Sensoria represent an evolution in asset protection, through which MISTRAS is uniquely qualified to leverage our proven capabilities and expertise such as acoustic emission monitoring, while innovating to meet the needs of the changing global landscape. These newer, data-centric capabilities favorably complement our more established MISTRAS Digital® tool - a mobile, cloud-based field inspection, execution, and reporting platform, which digitalizes the field inspection process via a powerful, end-to-end workflow solution. All of these inter-related data solutions combine together, to create a robust, predictive analytical platform, delivering an enhanced customer ROI. I am very excited about our prospects for growth in these new areas of opportunity in 2022 and beyond.”

** Adjusted EBITDA and free cash flow are both non-GAAP financial measurements. Information about these measurements are discussed later in the press release and attached to this press release are tables reconciling these financial measurements to comparable financial measurements determined under US GAAP.

Performance by certain segments during the fourth quarter was as follows:

Services segment fourth quarter revenues were $141.1 million, up 11.2% from $126.9 million in the prior year quarter. Services segment revenues continue to reflect recovery in the Energy markets. For the fourth quarter, gross profit was $38.8 million, compared to $37.3 million in the prior year. Gross profit margin was 27.5% for the fourth quarter of 2021, compared to 29.4% in the fourth quarter of the prior year. This decrease of 190 basis points was due to higher benefit costs in the US and lower wage subsidies received in Canada, both as compared to the prior year period.

International segment fourth quarter revenues were $28.5 million, down 6.9% from $30.7 million in the prior year quarter due to timing of projects and unfavorable foreign currency impacts. International segment fourth quarter gross profit margin was 28.0%, compared to 30.8% in the prior year.

The Company generated $42.3 million of net cash from operating activities in 2021, compared with $67.8 million in 2020. Free cash flow was $23.0 million for the year ended December 31, 2021, compared with $52.0 million for the year ended December 31, 2020.

The Company’s net debt (total debt less cash and cash equivalents) was $178.5 million as of December 31, 2021, compared to $194.5 million as of December 31, 2020. Gross debt decreased by $17.6 million during the twelve months ended December 31, 2021, from $220.2 million at the end of 2020 to $202.6 million as of December 31, 2021.

Outlook for 2022
Although energy prices and demand improved during 2021, the ongoing COVID-19 pandemic continues to impact the Company. This effect is most pronounced on the Company's second largest market Aerospace and Defense, especially in the commercial sector, where a rebound to pre-pandemic levels is lagging other end markets. More recently, with crude oil prices now significantly exceeding pre-pandemic levels, this has caused many refineries to run longer cycle times, resulting in the postponement or scaling back of planned inspections. Consequently, this may impact the spring turnaround timing, as customers that initially had heavy overlap of projects in certain regions, are either curtailing or deferring work to later in the year. Regardless, the Company believes conditions will improve throughout 2022. For the first quarter of 2022, the Company expects revenue to be a low single digit increase as compared to the first quarter of 2021. The Company expects Adjusted EBITDA to be essentially flat in the first quarter of 2022, compared to the first quarter of 2021. The first quarter of 2021 benefitted from a significant level of Canadian wages subsidies, and the temporary COVID cost reductions were fully in place through August of 2021, thus also benefiting the first quarter of 2021. Our outlook is contingent on continuing geopolitical and macroeconomic stability.

Conference Call
In connection with this release, MISTRAS will hold a conference call on March 10, 2022, at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code #7568697 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2020 Annual Report on Form 10-K dated March 16, 2021, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurement to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from operations (GAAP) to Income (Loss) before special items (non-GAAP), “Net Income (Loss) (GAAP)" to "Net Income (Loss) Excluding Special Items (non-GAAP)”, and “Diluted EPS (GAAP)” to “Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amount to a GAAP measurement.

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$24,110	$25,760
Accounts receivable, net	109,511	107,628
Inventories	12,686	13,134
Prepaid expenses and other current assets	15,031	16,066
Total current assets	161,338	162,588
Property, plant and equipment, net	86,578	92,681
Intangible assets, net	59,381	68,642
Goodwill	205,439	206,008
Deferred income taxes	2,174	2,069
Other assets	47,285	51,325
Total Assets	$562,195	$583,313

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,870	$14,240
Accrued expenses and other current liabilities	83,863	78,500
Current portion of long-term debt	20,162	10,678
Current portion of finance lease obligations	3,765	3,765
Income taxes payable	755	2,664
Total current liabilities	121,415	109,847
Long-term debt, net of current portion	182,403	209,538
Obligations under finance leases, net of current portion	9,752	11,115
Deferred income taxes	8,385	8,236
Other long-term liabilities	39,328	47,358
Total Liabilities	$361,283	$386,094

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,546,263 and 29,234,143 shares issued	295	292
Additional paid-in capital	238,687	234,638
Accumulated Deficit	(17,988)	(21,848)
Accumulated other comprehensive loss	(20,311)	(16,061)
Total Mistras Group, Inc. stockholders’ equity	200,683	197,021
Non-controlling interests	229	198
Total Equity	200,912	197,219
Total Liabilities and Equity	$562,195	$583,313

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2021	2020	2021	2020

Revenue	$171,163	$160,777	$677,131	$592,571
Cost of revenue	115,233	105,647	457,013	391,855
Depreciation	6,336	5,785	22,971	22,185
Gross profit	49,594	49,345	197,147	178,531
Selling, general and administrative expenses	42,755	40,519	161,334	157,157
Legal settlement and litigation charges (benefit), net	1,012	140	2,042	(220)
Impairment charges	—	—	—	106,062
Research and engineering	576	722	2,518	2,892
Depreciation and amortization	2,880	3,161	11,950	13,520
Acquisition-related expense, net	65	151	1,133	337
Income (loss) from operations	2,306	4,652	18,170	(101,217)
Interest expense	2,187	3,545	10,882	12,955
Income (loss) before provision for income taxes	119	1,107	7,288	(114,172)
Provision (benefit) for income taxes	208	939	3,395	(14,706)
Net income (loss)	(89)	168	3,893	(99,466)
Less: net income (loss) attributable to noncontrolling interests, net of taxes	5	(13)	33	(5)
Net income (loss) attributable to Mistras Group, Inc.	$(94)	$181	$3,860	$(99,461)
Earnings (loss) per common share
Basic	$0.00	$0.01	$0.13	$(3.41)
Diluted	$0.00	$0.01	$0.13	$(3.41)
Weighted average common shares outstanding:
Basic	29,637	29,330	29,572	29,147
Diluted	30,138	29,680	30,130	29,147

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2021	2020	2021	2020
Revenue
Services	$141,136	$126,893	$555,387	$476,164
International	28,546	30,669	117,245	107,556
Products and Systems	4,332	5,703	13,831	16,449
Corporate and eliminations	(2,851)	(2,488)	(9,332)	(7,598)
	$171,163	$160,777	$677,131	$592,571

	For the quarter ended December 31,		For the year ended December 31,
	2021	2020	2021	2020
Gross profit
Services	$38,797	$37,304	$155,384	$141,084
International	8,004	9,434	34,282	31,046
Products and Systems	2,346	2,992	7,001	6,826
Corporate and eliminations	447	(385)	480	(425)
	$49,594	$49,345	$197,147	$178,531

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income from Operations before
Special Items (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2021	2020	2021	2020
Services:
Income (loss) from operations (GAAP)	$9,467	$12,836	$48,458	$(44,222)
Impairment charges	—	—	—	86,200
Reorganization and other costs	32	16	129	141
Legal settlement and litigation charges, net	—	441	1,650	81
Acquisition-related expense, net	94	151	1,128	337
Income before special items (unaudited, non-GAAP)	$9,593	$13,444	$51,365	$42,537

International:
Income (loss) from operations (GAAP)	$(319)	$567	$1,839	$(21,855)
Impairment charges	—	—	—	19,862
Reorganization and other costs	300	977	424	1,290
Legal settlement and litigation charges, net	737	—	737	—
Bad debt provision for troubled customers, net of recoveries	—	—	—	—
Income (loss) before special items (unaudited, non-GAAP)	$718	$1,544	$3,000	$(703)

Products and Systems:
Income (loss) from operations (GAAP)	$536	$1,000	$(117)	$(936)
Reorganization and other costs	—	—	27	5
Income (loss) before special items (unaudited, non-GAAP)	$536	$1,000	$(90)	$(931)

Corporate and Eliminations:
Loss from operations (GAAP)	$(7,378)	$(9,751)	$(32,010)	$(34,204)
Legal settlement and litigation charges (benefit), net	275	(301)	(345)	(301)
Loss on debt modification	—	—	278	645
Reorganization and other costs	93	40	93	177
Acquisition-related expense, net	(29)	—	5	—
Loss before special items (unaudited, non-GAAP)	$(7,039)	$(10,012)	$(31,979)	$(33,683)

Total Company
Income (loss) from operations (GAAP)	$2,306	$4,652	$18,170	$(101,217)
Impairment charges	—	—	—	106,062
Reorganization and other costs	425	1,033	673	1,613
Legal settlement and litigation charges (benefit), net	1,012	140	2,042	(220)
Loss on debt modification	—	—	278	645
Acquisition-related expense, net	65	151	1,133	337
Income before special items (unaudited, non-GAAP)	$3,808	$5,976	$22,296	$7,220

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2021	2020	2021	2020
Net cash provided by (used in):
Operating activities	$19,792	$26,011	$42,261	$67,802
Investing activities	(3,057)	(4,411)	(18,551)	(14,969)
Financing activities	(14,379)	(19,092)	(23,245)	(44,169)
Effect of exchange rate changes on cash	(843)	1,136	(2,115)	2,080
Net change in cash and cash equivalents	$1,513	$3,644	$(1,650)	$10,744

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2021	2020	2021	2020

Net cash provided by operating activities (GAAP)	$19,792	$26,011	$42,261	$67,802
Less:
Purchases of property, plant and equipment	(3,031)	(4,720)	(18,161)	(15,396)
Purchases of intangible assets	(228)	(65)	(1,115)	(376)
Free cash flow (non-GAAP)	$16,533	$21,226	$22,985	$52,030

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	For the year ended December 31,
	2021	2020

Current portion of long-term debt	$20,162	$10,678
Long-term debt, net of current portion	182,403	209,538
Total Gross Debt (GAAP)	202,565	220,216
Less: Cash and cash equivalents	(24,110)	(25,760)
Total Net Debt (non-GAAP)	$178,455	$194,456

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2021	2020	2021	2020

Net income (loss)	$(89)	$168	$3,893	$(99,466)
Less: Net income (loss) attributable to noncontrolling interests, net of taxes	5	(13)	33	(5)
Net income (loss) attributable to Mistras Group, Inc.	$(94)	$181	$3,860	$(99,461)
Interest expense	2,187	3,545	10,882	12,955
Provision (benefit) for income taxes	208	939	3,395	(14,706)
Depreciation and amortization	9,216	8,946	34,921	35,705
Share-based compensation expense	1,505	1,539	5,421	5,851
Legal settlement and litigation charges (benefit), net	1,012	140	2,042	(220)
Loss on debt modification	—	—	278	645
Impairment charges	—	—	—	106,062
Acquisition-related expense, net	65	151	1,133	337
Reorganization and other costs	425	1,033	673	1,613
Foreign exchange loss	27	1,135	371	3,100
Adjusted EBITDA	$14,551	$17,609	$62,976	$51,881

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$(94)	$181	$3,860	$(99,461)
Special items	1,502	1,324	4,126	108,437
Tax impact on special items	(301)	(242)	(917)	(14,475)
Special items, net of tax	$1,201	$1,082	$3,209	$93,962
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$1,107	$1,263	$7,069	$(5,499)

Diluted EPS (GAAP)	$0.00	$0.01	$0.13	$(3.41)
Special items, net of tax	0.04	0.04	0.10	3.22
Diluted EPS Excluding Special Items (non-GAAP)	$0.04	$0.05	$0.23	$(0.19)